Exhibit 5.2

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP]

OPINION OF DAVIS POLK & WARDWELL LLP

September 30, 2009

The Royal Bank of Scotland Group plc
The Royal Bank of Scotland plc
RBS Gogarburn
PO Box 1000
Edinburgh EH12 1HQ
United Kingdom

Ladies and Gentlemen:

We are acting as special United States counsel to The Royal Bank of Scotland Group plc (the “Group”) and The Royal Bank of Scotland plc (the “Bank”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission by the Group and the Bank for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”) an indeterminate amount of the following securities:  (i) senior debt securities to be issued by the Group (the “Group Senior Debt Securities”) pursuant to an indenture (the “Group Senior Indenture”) to be executed by the Group and The Bank of New York Mellon, as Trustee; (ii) capital securities to be issued by the Group (the “Group Capital Securities”) pursuant to an indenture (the “Group Capital Securities Indenture”) to be executed by the Group and The Bank of New York Mellon, as Trustee; (iii) subordinated debt securities to be issued by the Group (the “Group Subordinated Debt Securities” and, together with the Group Senior Debt Securities and the Group Capital Securities, the “Group Debt Securities”) pursuant to an indenture (the “Group Subordinated Debt Indenture” and, together with the Group Senior Indenture and the Group Capital Securities Indenture, the “Group Indentures”) to be executed by the Group and The Bank of New York Mellon, as Trustee; (iv) senior debt securities to be issued by the Bank (the “Bank Senior Debt Securities”) and guaranteed by the Group, pursuant to an indenture (the “Bank Senior Indenture”) to be executed by the Bank, the Group and The Bank of New York Mellon, as Trustee, and (v) Category II Non-cumulative Dollar Preference Shares of $0.01 each in the Group.

Capitalized terms used but not defined herein have the meaning assigned to them in the Group Senior Indenture, the Group Capital Securities Indenture, the Group Subordinated Debt Indenture and the Bank Senior Indenture, as applicable.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Group and the Bank and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

The Royal Bank of Scotland Group plc
The Royal Bank of Scotland plc	September 30, 2009	pg. 2

Based upon and subject to the foregoing, we are of the opinion that:

(1)           Assuming that the Group Indentures have been duly authorized, executed and delivered by the Group insofar as Scots law is concerned, the Group Indentures have been duly executed and delivered by the Group, and assuming due authorization, execution and delivery of the Group Indentures by the Trustee and that each of the Trustee and the Group has full power, authority and legal right to enter into and perform its obligations thereunder, the Group Indentures constitute valid and binding agreements of the Group, enforceable against the Group in accordance with their terms;

(2)           Assuming that the Bank Senior Indenture has been duly authorized, executed and delivered by the Bank and the Group insofar as Scots law is concerned, the Bank Senior Indenture has been duly executed and delivered by the Bank and the Group, and assuming due authorization, execution and delivery of the Bank Senior Indenture by the Trustee and that each of the Trustee, the Bank and the Group has full power, authority and legal right to enter into and perform its obligations thereunder, the Bank Senior Indenture constitutes a valid and binding agreement of the Bank and the Group, enforceable against the Bank and the Group in accordance with its terms;

(3)           Assuming that the Group Debt Securities have been duly authorized, executed and delivered by the Group insofar as Scots law is concerned, the Group Debt Securities, when the Group Debt Securities are authenticated in accordance with the terms of the applicable Group Indentures and the Group Debt Securities are delivered and paid for in accordance with the terms of the applicable underwriting agreement, will be valid and binding obligations of the Group entitled to the benefits of the applicable Group Indentures, enforceable against the Group in accordance with their terms; and

(4)           Assuming that the Bank Senior Debt Securities have been duly authorized, executed and delivered by the Bank and the Group insofar as Scots law is concerned, the Bank Senior Debt Securities, when the Bank Senior Debt Securities are authenticated in accordance with the terms of the Bank Senior Indenture and the Bank Senior Debt Securities are delivered and paid for in accordance with the terms of the applicable underwriting agreement, will be valid and binding obligations of the Bank and the Group entitled to the benefits of the Bank Senior Indenture, enforceable against the Bank and the Group in accordance with their terms.

The foregoing opinions are subject to the following qualification:

(a)           Our opinions in paragraphs 1, 2, 3 and 4 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of Dundas & Wilson CS LLP, special legal counsel in Scotland for the Group and the Bank, dated September 30, 2009, filed as Exhibit 5.1 to the Registration Statement.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectuses forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.  In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP